EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is effective as of October 16, 2022 (the “Effective Date”) by and between Exagen, Inc. (the “Company”), a Delaware corporation, and John Aballi (“Executive”). References below to the “Company” shall include its subsidiaries and affiliates when applicable.
1.    Roles and Duties.
(a)    Role. Subject to the terms and conditions of this Agreement, the Company shall employ Executive as its Chief Executive Officer and President, reporting to the Company’s Board of Directors (the “Board”). Executive shall have such duties and responsibilities as are reasonably determined by the Board and are consistent with the duties customarily performed by Executive’s position in similarly situated companies. Executive accepts employment upon the terms and conditions set forth herein and agrees to perform such duties and discharge such responsibilities to the best of Executive’s ability. Executive shall devote all of Executive’s business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving on boards, committees or similar bodies of charitable or nonprofit organizations; (ii) fulfilling limited teaching, speaking and writing engagements; and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i)-(iii) shall be limited by Executive to not materially conflicting with the performance of Executive’s duties and responsibilities to the Company or contravene any restrictive covenants or codes of conduct; provided, that with respect to the activities in clauses (ii) and/or (iii), Executive shall notify the Board of such activities.
(b)    Board Membership. The Company or the applicable Board committee will recommend Executive to the Board for nomination, and the Board shall nominate Executive for election and, as appropriate, reelection to the Board. Executive’s service as a Board member shall be without further compensation. Upon termination of Executive's employment with the Company, for any reason, Executive shall resign immediately from the Board and from any officer or board positions at any affiliate, if any, for which Executive is then currently serving as a director or officer at the time of termination of employment, absent agreement to the contrary by the applicable Board committee. Executive agrees to execute such documents, if any, as are reasonably necessary or appropriate to effectuate such resignations. In the absence of any other written resignation proffered to the Board, this Agreement, upon such termination, shall constitute such a written resignation.
2.    Term of Employment. Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”), which termination shall be effectuated on no less than thirty (30) days’ written notice to each other (except in the case of Executive’s death).
3.    Compensation.
(a)    Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Five Hundred and Twenty-Five Thousand Dollars ($525,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(b)    Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”) pursuant to the Company’s bonus plan offered to Company executives, with a target equal to 50% of his then-current Base Salary. The Annual Performance Bonus will be based on achieving annual performance metrics determined by the Compensation Committee (or the Board) in its sole discretion. The Annual Performance Bonus shall be paid, if at all and subject to the Board’s full and complete discretion, to Executive no later than March 15th of the calendar year immediately following the calendar year to which it relates. Executive must be employed by the Company on the date that the Annual Performance Bonus is paid to Executive in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(c)    Time-Based Equity Award. Effective as of the Effective Date, Executive shall be granted a Restricted Stock Unit Award (the “Equity Award”) for 350,000 shares of Company common stock, subject to the terms of the 2019 Incentive Award Plan and to the terms set forth in an accompanying award agreement. The Equity Award will vest in equal installments commencing on the first anniversary of the Effective Date with the remainder vesting in equal annual installments thereafter, subject to Executive’s continued employment.
(d)    Vacation. The Company acknowledges that Executive will manage his vacation in accordance with the Company’s flexible vacation policy, in a manner scheduled to minimize disruption to the Company’s operations. No unused vacation time will be paid to Executive upon termination of employment, unless otherwise required by applicable law.
(e)    Fringe Benefits. While employed, Executive (and Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs and on the same terms and conditions as those applicable to similarly situated senior executives. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time (and, to the extent this Agreement conflicts with such terms, the terms of such benefit plans shall govern). Nothing contained herein shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(f)    Reimbursement of Expenses. The Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(g)    Indemnification. The Company will indemnify Executive through a separate Indemnification Agreement that will be entered into simultaneously herewith. The Company will purchase and maintain in effect a directors and officers insurance policy and will insure Executive consistent with coverage provided to all Company directors and officers.
4.    Payments at Termination.
(a)    Definition of Accrued Obligations. Upon termination, Executive (or his estate) shall be entitled to (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.
(b)    Eligibility for Severance Plan. Executive shall be eligible to participate in the Company’s Amended and Restated Executive Change in Control and Severance Plan (the “Severance Plan”) as a Tier 1 Participant, subject to the terms and conditions of such Plan.
(c)    No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified herein with respect medical benefits provided by another employer.
5.    Confidentiality; Prohibited Competition and Solicitation; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, and as a condition of employment hereunder, Executive agrees to execute and abide by the Company’s standard for of confidentiality and invention assignment agreement that Executive agrees to execute simultaneously hereof.
6.    Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Executive shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Executive’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. In the event that Executive is then using his personal devices (whether computers, mobile phones or otherwise) in the service of Company business activities, Executive agrees to tender such devices to Company to enable Company to recover and retrieve any Company information stored therein. Company shall return such devices to Executive after such retrieval. Executive may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, Executive understands and agrees that the Company property belongs exclusively to the Company, it should be used for Company business, and Executive has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.
7.    Cooperation. During and after Executive’s employment, Executive shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this section.
8.    Code Sections 409A and 280G. The terms of the Severance Plan relating to IRS Code Sections 409A and 280G shall govern any post-employment payments to Executive.
9.    General.
(a)    Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.
Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.
Notices to the Company shall be sent to:
NOTICE

Attn:	Kamal Adawi
Chief Financial Officer
Exagen, Inc.
1261 Liberty Way
Vista, CA 92081
(b)    Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.
(d)    Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.
(e)    Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California without giving effect to the conflict of law principles thereof. The parties have agreed to arbitrate any disputes arising from or relating to this Agreement by arbitration pursuant to the Mutual Agreement to Arbitrate Claims entered into simultaneously herewith.
(f)    Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

EXAGEN, INC. By: /s/Brian Birk
Name: Brian Birk
Title: Chairman of the Board

EXECUTIVE By: /s/ John Aballi
Name: John Aballi

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